UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Stabilis Solutions, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Florida	59-3410234
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

11750 Katy Freeway, Suite 900
Houston, Texas 77079
(832) 456-6500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
________________________

Amended and Restated Stabilis Solutions, Inc. 2019 Long Term Incentive Plan
(Full title of the Plan)
________________________
Westervelt T. Ballard, Jr.
11750 Katy Freeway, Suite 900
Houston, Texas 77079
(832) 456-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
________________________
Copies of all communications, including communications sent to agent for service, should be sent to:
Copies to:
Joel Bernstein, Esq.
2509 NW 63rd Street, Suite 300
Boca Raton, Florida 33496
(305) 409-4500
________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
________________________

Registration of Additional Shares

Stabilis Solutions, Inc. (the “Company”) is filing this Registration Statement on Form S-8 to register an additional 1,500,000 shares of its common, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Amended and Restated Stabilis Solutions, Inc. 2019 Long Term Incentive Plan, which was approved by the stockholders of the Company at its 2023 Annual Meeting of Stockholders on August 16, 2023.

Pursuant to General Instruction E of Form S-8 this registration statement hereby incorporates by reference herein the contents of the earlier Registration Statements on Forms S-8 filed by the Registrant on December 13, 2019 (Registration Nos. 333-235489) and on November 30, 2021 (Registration Nos. 333-235489).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.
The document(s) containing the information specified in Part I will be sent or given to employees and directors as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Commission by the registrant are incorporated by reference into this registration statement:

(a)    The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which contain the registrant's audited financial statements for the registrant's last completed fiscal year and which was filed with the Commission on March 9, 2023;
(b)    The registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 (which was filed with the Commission on May 10, 2023) and June 30, 2023 (which was filed with the Commission on August 10, 2023);
(c)    The registrant’s Current Report on Forms 8-K filed with the Commission on June 13, 2023 and August 18, 2023; and
(d)    The description of the registrant’s common stock set forth in Exhibit 4.5 of the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the Commission on March 9, 2023.
All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 4.    Description of Securities.

Not applicable.
Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 607.0852 of the Florida Business Corporation Act (the “Florida Act”) provides that an individual who is successful, on the merits or otherwise, in defense of any proceeding to which the person was a party because of service as a director or officer of a corporation is entitled to indemnification against expenses incurred by the individual in such proceeding.
Section 607.0851 of the Florida Act provides further that the corporation may indemnify a person who is a party to a proceeding who was or is an officer or director against liability incurred, and advance expenses, if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal proceeding, had no reasonable cause to believe such conduct was unlawful.
Section 607.0854 of the Florida Act provides that a court may order indemnification and/or advancement of expenses of an officer or director if it determines that such person is fairly and reasonably entitled to such indemnification in view of all the relevant circumstances.
Section 607.0850 of the Florida Business Corporation Act (Florida Statute) generally permits the Company to indemnify its directors, officers, employees or other agents who are subject to any third-party actions because of their service to the Company if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company. If the proceeding is a criminal one, such person must also have had no reasonable cause to believe his conduct was unlawful. In addition, the Company may indemnify its directors, officers, employees or other agents who are subject to derivative actions against expenses and amounts paid in settlement which do not exceed, in the judgment of the Board of Directors, the estimated expense of litigating the proceeding to conclusion, including any appeal thereof, actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company. To the extent that a director, officer, employee or other agent is successful on the merits or otherwise in defense of a third-party or derivative action, such person will be indemnified against expenses actually and reasonably incurred in connection therewith. The Florida Statute also permits the Company to further indemnify such persons by other means unless a judgment or other final adjudication establishes that such person’s actions or omissions which were material to the cause of action constitute (1) a violation of criminal law (unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it unlawful), (2) a transaction from which such person derived an improper personal benefit, (3) an action in violation of Florida Statutes Section 607.0834 (relating to unlawful distributions to shareholders), or (4) willful or intentional misconduct or a conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.
In addition, Florida Statute Section 607.0831 provides, in general, that a director is not personally liable for monetary damages to a corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless (a) the director breached or failed to perform his duties as a director, and (b) the director’s breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) a circumstance under which the liability provisions of Florida Statute Section 607.0834 are applicable, (iv) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful or intentional misconduct, or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.
Our Restated Articles of Incorporation and our Amended and Restated By-laws provide that the Company shall indemnify, to the fullest extent permitted by the Florida Act, its current and former officers and directors to the extent that any such person is made a party or threatened to be made a party or called as a witness or is otherwise involved in any action, suit, or proceeding in connection with his status as an officer or director of the Company. Such indemnification covers all expenses reasonably incurred by any officer or director (including attorneys’ fees) and all liabilities and losses (including judgments, fines and amounts to be paid in settlement) incurred thereby in connection with any such action, suit or proceeding.
The Company has purchased an insurance policy that purports to insure the officers and directors of the Company against certain liabilities incurred by them in the discharge of their functions as such officers and directors.
Item 7.    Exemption from Registration Claims.

Not applicable.

Item 8.    Exhibits.

Incorporated by reference to the Exhibit Index attached hereto.

Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit No.	Exhibit Description

4.1	Amended and Restated Articles of Incorporation of the Registrant (Incorporated by Reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed October 15, 2020)

4.2	Amended and Restated Bylaws of the Registrant (Incorporated by Reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed September 18, 2020)

4.3	Amended and Restated Stabilis Solutions, Inc. 2019 Long Term Incentive Plan (Incorporated by Reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K Filed August 18, 2023.

5.1	*Opinion of Joel Bernstein, Esq.

23.1	*Consent of Ham, Langston & Brezina, L.L.P.

23.2	*Consent of Joel Bernstein, Esq. (contained in Exhibit 5.1)

107	*Filing Fee Table

*    Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, this 22nd day of August 2023.

STABILIS SOLUTIONS, INC.

By:

/s/ Westervelt T. Ballard, Jr.
Westervelt T. Ballard, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 22nd day of August 2023.

Signature	Title

/s/ J. Casey Crenshaw	Chairman of the Board
J. Casey Crenshaw

/s/ Westervelt T. Ballard, Jr.	President, Chief Executive Officer and Director
Westervelt T. Ballard, Jr.	(Principal Executive Officer)

/s/ Andrew L. Puhala	Senior Vice President and Chief Financial Officer
Andrew L. Puhala	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Benjamin J. Broussard	Director
Benjamin J. Broussard

/s/ Stacey B. Crenshaw	Director
Stacey B. Crenshaw

/s/ Edward L. Kuntz	Director
Edward L. Kuntz

/s/ Peter C. Mitchell	Director
Peter C. Mitchell

/s/ Matthew W. Morris	Director
Matthew W. Morris